Exhibit 99.1

TRxADE Group Reports First Quarter 2020 Financial Results

Q1 2020 Revenues Increase 46% to $2.2 Million; Drives Net Income Increase of 44% to $0.2 Million

TAMPA, FL – May 4, 2020 – Trxade Group, Inc., (NASDAQ: MEDS) (“Trxade” or the “Company”), an integrated telehealth, drug procurement, delivery and online healthcare marketplace, today reported its financial results for the first quarter ended March 31, 2020.

Select Financial Highlights:

	Three Months Ended March 31,		Year-over-Year
	2020	2019	% Change
Revenues	$2.2 million	$1.5 million	46%
Gross Profit	$1.6 million	$1.1 million	43%
Gross Margin	74.4%	75.8%	(1.4)%
Net Income (Loss)	$0.2 million	$0.1 million	44%
Adj. EBITDA (non-GAAP)[1]	$0.3 million	$0.2 million	58%

1)	Adjusted EBITDA is a non-GAAP financial measure and is described in relation to its most directly comparable GAAP measure under “Use of Non-GAAP Financial Information” below.

Recent Highlights:

●	The Company continued to expand its trading platform organically, with 305 new independent pharmacies registered in Q1 2020
●	Average purchases per pharmacy increased on the Trxade platform by 13.7% in the first quarter of 2020, when compared to the same year ago quarter
●	The Company secured first contract with an employer to supply COVID-19 rapid test kits for its employees and families, which provides a diagnosis within 15 minutes at point of care (POCT) with no additional instrumentation needed
●	Filed for an Emergency Use Authorization (EUA) with the U.S. Food and Drug Administration (FDA) in collaboration with its partner’s manufacture of the SARS-CoV-2 IgM/IgG Antibody Rapid Test Kits
●	Uplisted to Nasdaq Capital Market under the new trading symbol “MEDS” in February 2020
●	Received gross proceeds of approximately $5.99 million through an underwritten public stock offering with institutional and accredited investors
●	Engaged MZ Group to lead investor relations and shareholder communication program

Management Commentary

“We demonstrated outstanding performance in the first quarter as we reported 46% growth in revenues and exceeded expectations on metrics despite COVID-19,” said Suren Ajjarapu, Chairman and CEO of Trxade Group. “Our diversified growth strategies are driving strong growth across all subsidiaries, including new services and products that directly address the coronavirus pandemic,” further stated Mr. Ajjarapu.

“We have now secured our first employer, a midsized Tampa law firm, to supply COVID-19 rapid test kits to their employees, which will promote a safer working environment and increase awareness of exposure risk. One of our subsidiaries has also begun offering a new monthly subscription bundle at a rate of $19.95 per month, which includes an option of three (3) teleconferencing premium visits per month, as well as free prescription delivery service. We are excited to be taking part in the effort to address COVID-19 and believe we can make a difference in decreasing its spread through testing,” stated Mr. Ajjarapu.

“During the first quarter we took strategic measures to enhance our corporate position, uplisting our common stock to the Nasdaq Capital Market and engaging an investor relations firm to implement a comprehensive capital markets strategy. We also completed an underwritten public stock offering that improved and reinforced our strong balance sheet. Looking forward, we are well positioned with significant momentum to continue growing revenues and income and to meet the increasing demand for our comprehensive service offerings,” concluded Mr. Ajjarapu.

First Quarter 2020 Financial Results

Revenues for the first quarter of 2020 increased 46% to $2.2 million, compared to revenue of $1.5 million in the same quarter last year. Sequentially, this represents an increase of 30% when compared to revenues of $1.7 million in the fourth quarter of 2019. The increase in revenue was primarily due to platform sales.

Gross profit in the first quarter of 2020 increased 43% to $1.6 million, or 74.4% of revenues, compared to gross profit of $1.1 million, or 75.8% of revenues, in the same quarter last year. The increase in gross profit was primarily due to platform sales and reduced cost of goods sold.

Operating expenses in the first quarter of 2020 were $1.5 million compared to $1.0 million in the same quarter last year. This increase is primarily due to legal, filing fees and marketing expenses associated with our public offering and uplisting.

Net income in the first quarter of 2020 increased 44% to $0.2 million, or $0.03 per basic share, compared to net income of $0.1 million, or $0.02 per basic share, in the same quarter last year. The increase in net income was primarily due to increased revenue.

Adjusted EBITDA, a non-GAAP financial measure, increased 33% to $0.3 million, compared to $0.2 million in the same quarter last year.

Cash and cash equivalents were $7.7 million as of March 31, 2020, compared with $2.9 million as of December 31, 2019. During the first quarter of 2020, the Company raised gross proceeds of approximately $5.99 million through an underwritten public offering with institutional and accredited investors.

About Trxade Group, Inc.

Headquartered in Tampa, Florida, Trxade Group, Inc. (NASDAQ: MEDS) is an integrated drug procurement, delivery and healthcare platform that enables price transparency and increased profit margins to buyers and sellers of pharmaceuticals, makes Healthcare services affordable and accessible across all 50 states, and steps in to meet today’s immediate demands. Founded in 2010, Trxade Group is comprised of four synergistic operating platforms; 1) the Trxade B2B trading platform with 11,400 registered pharmacies; 2) a licensed virtual Wholesaler; 3) affordable healthcare via its Bonum Health app and web-based telehealth services; and 4) Same Day or Mail Order Pharmacy delivery capabilities via its DelivMeds app featuring Trxade’s extensive nationwide distribution network. For additional information, please visit us at www.trxade.com, www.delivmeds.com, and www.bonumhealth.com.

Supplemental Financial Data

The Attached Selected Supplemental Financial Data tables disclose amounts reflected in our historical financial results and include the balance sheet and results of operations for a comparable period. Trxade utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to access its financial performance such as working capital. This presentation should be viewed as a supplement to, and not a substitute for, the results of operations presented on a GAAP basis. Stockholders are encouraged to review the Company’s filings with the Securities and Exchange Commission.

Use of Non-GAAP Financial Information

This earnings release discusses EBITDA and Adjusted EBITDA. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense and gain (loss) in equity investment. EBITDA and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments. Although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Additionally, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than Trxade Group, Inc. does, limiting its usefulness as a comparative measure. See also “Reconciliation of Net Income attributable to Trxade Group, Inc., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA”, below.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Trxade’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Trxade, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in filings made by Trxade with the Securities and Exchange Commission, including, but not limited to, in the “Risk Factors” sections in its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which we have filed, and file from time to time, with the U.S. Securities and Exchange Commission. These reports are available at www.sec.gov. Other unknown or unpredictable factors also could have material adverse effects on Trxade’s future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. Trxade cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Investor Relations:

Greg Falesnik

Managing Director
MZ Group - MZ North America
(949) 385-6449
MEDS@mzgroup.us

Trxade Group, Inc.

Consolidated Balance Sheets

Three Months Ended March 31, 2020 and December 31, 2019

	March 31, 2020	December 31, 2019
Assets
Current Assets
Cash	$7,701,305	$2,871,694
Accounts Receivable, net	877,097	792,050
Inventory	368,401	56,761
Prepaid Assets	267,375	82,452
Deposits for Inventory purchases	580,800	-
Total Current Assets	9,794,978	3,802,957

Property Plant and Equipment, Net	197,242	174,987

Other Assets
Deposits	21,636	21,636
Deferred Offering Costs	-	88,231
Right of use leased assets	734,075	757,710
Goodwill	725,973	725,973

Total Assets	$11,473,904	$5,571,494

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts Payable	$320,238	$334,614
Accrued Liabilities	233,560	98,852
Current Portion Lease Liabilities	90,759	87,350
Customer Deposits	305,972	-
Total Current Liabilities	950,529	520,816

Long Term Liabilities
Notes Payable – Related Parties	225,000	225,000
Other Long-term Liabilities – Leases	661,078	685,461
Total Liabilities	1,836,607	1,431,277

Shareholders’ Equity
Series A Preferred Stock, $0.00001 par value; 10,000,000 shares authorized; none issued and outstanding as of March 31, 2020 and December 31, 2019, respectfully	-	-
Common Stock, $0.00001 par value; 100,000,000 shares authorized; 7,484,370 and 6,539,415 shares issued and outstanding, as of March 31, 2020 and December 31, 2019, respectively	75	65
Additional Paid-in Capital	17,852,422	12,535,655
Retained Deficit	(8,215,200)	(8,395,503)
Total Shareholders’ Equity	9,637,297	4,140,217

Total Liabilities and Shareholders’ Equity	$11,473,904	$5,571,494

Summary of Certain Comparative Financial Information

Balance Sheet Data	March 31, 2020	December 31, 2019

Working Capital (1)	$8,844,449	$3,282,141

Total Assets	$11,473,904	$5,571,494

Long-Term Debt (2)	$225,000	$225,000

Shareholders’ Equity	$9,637,297	$4,140,217

(1) Total current assets for each period minus total current liabilities for each period.

(2) Notes payable, related parties.

Trxade Group, Inc.

Consolidated Statements of Operations

Three Months Ended March 31, 2020 and 2019

	2020	2019
Revenues, net	$2,203,320	$1,512,521
Cost of Sales	563,184	365,839
Gross Profit	1,640,136	1,146,682

Operating Expenses
Warrants and Options Expense	141,086	35,979
General and Administrative	1,310,823	938,944
Total Operating Expenses	1,451,909	974,923

Operating Income	188,227	171,759

Loss on Extinguishment of Debt	-	(28,972)
Interest, net	(7,924)	(17,558)
Net Income	$180,303	$125,229

Net Income per Common Share – Basic:	$0.03	$0.02

Net Income per Common Share – Diluted:	$0.02	$0.02

Weighted average Common Shares Outstanding Basic	6,971,438	5,560,695
Weighted average Common Shares Outstanding Diluted	7,423,680	5,998,056

Reconciliation of Net Income attributable to Trxade Group, Inc., to Earnings before Interest, Taxes,
Depreciation and Amortization (EBITDA) and Adjusted EBITDA*

	March 31, 2020	March 31, 2019
Net Income attributable to Trxade Group, Inc.	$180,303	$125,229

Add (Deduct):
Interest, net	7,924	17,558
Depreciation and Amortization	1,250	1,250
EBITDA	189,477	144,037

Add (Deduct):
Share in Equity Loss on Investment	-	28,972
Stock Based Compensation	141,086	35,979
Adjusted EBITDA	$330,563	$208,988

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. See also “Use of Non-GAAP Financial Information”, above.